EXHIBIT 8.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
RADCOM Equipment, Inc.	New Jersey
RADCOM Investments (1996) Ltd.	Israel
RADCOM (UK) Ltd.	United Kingdom